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                                         EXHIBIT 11  - COMPUTATION OF NET INCOME PER SHARE
                                         ----------



                                          Quarter  Ended            Three Quarters Ended
                                     -------------------------    --------------------------
                                      March 31,       March 31,      March 31,     March 31,
                                        1995            1994           1995          1994
                                     ----------      ----------     ----------    ----------

                                              (In millions except per share amounts)

Primary:

  Average shares outstanding             39.0             39.8          39.2          39.8
                                        =====            =====         =====         =====

  Income before cumulative effect of
   change in accounting principle      $ 38.0           $ 33.0        $101.6        $ 87.7
  Cumulative effect of change in
   accounting principle                     -                -             -         (10.1)
                                       ------           ------        ------        ------
  Net income                           $ 38.0           $ 33.0        $101.6        $ 77.6
                                       ======           ======        ======        ======

  Per share amounts:
   Income before cumulative effect of
    change in accounting principle       $.98             $.83         $2.59         $2.20
   Cumulative effect of change in
    accounting principle                    -                -             -          (.25)
                                         ----             ----         -----         -----
     Total                               $.98             $.83         $2.59         $1.95
                                         ====             ====         =====         =====

Fully diluted:
  Total primary average shares
    outstanding                          39.0             39.8          39.2          39.8

  Dilutive stock options and employee
    stock purchase plan shares - based
    on treasury stock method using the
    greater of quarter-end market price
    or average market price                .1               .2            .1            .2
                                        -----            -----         -----         -----

  Average fully diluted shares
    outstanding                          39.1             40.0          39.3          40.0
                                        =====            =====         =====         =====

  Per share amounts:
   Income before cumulative effect of
    change in accounting principle       $.97             $.83         $2.58         $2.19
   Cumulative effect of change in
    accounting principle                    -                -             -          (.25)
                                         ----             ----         -----         -----
     Total                               $.97             $.83         $2.58         $1.94
                                         ====             ====         =====         =====
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